Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-158704 and 333-144247) of LifeVantage Corporation and subsidiary (the Company) of our report dated September 15, 2010 with respect to the consolidated balance sheets of the Company as of June 30, 2010 and 2009 and the related consolidated statements of operations, changes in stockholders’ deficit and comprehensive income and cash flows for the years ended June 30, 2010 and 2009, which report appears in the June 30, 2010 annual report on Form 10-K of LifeVantage Corporation.
/s/ Ehrhardt Keefe Steiner & Hottman PC
September 15, 2010
Denver, Colorado